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                                                                  Exhibit 99.389


FTR PRODUCT DEFINITION

Definition as of 4/21/98

HOW ARE FTRS DEFINED?

FTRs are defined as rights across an interface, in one specific direction, between two congestion zones. FTRs are not path-specific. Capacities should be calculated according to non-simultaneous path ratings. In order to allocate Usage Charge revenues properly to FTR holders, it will be essential to ensure that FTR interface definitions are consistent with mapping for Usage Charge calculation.

The group agreed that FTRs should be sold in increments of 1 mw in the primary auction.

The group agreed that FTRs should be unidirectional. There are 26 interfaces with the ISO grid, thus producing 52 potential FTRs (two directions for each interface). The ISO should offer for auction all 52 potential FTRs. Those with infrequent congestion would have a very low market value.

SCHEDULING CERTAINTY

The key issue here is whether or not holders of FTRs receive scheduling priority. Although some have suggested that FTRs be required for scheduling and carry physical rights to the path, the Working Group did not consider this option. The two options discussed were:

      1. FTRS ARE NOT REQUIRED FOR SCHEDULING, BUT THEY PROVIDE A SCHEDULING "TIE BREAKER." The ISO's first option for managing congestion is through adjustment bids. Scheduling coordinators use these bids to indicate the prices at which they will increase or decrease their schedules. If the ISO receives insufficient adjustment bids, it will reduce schedules across the congested path pro rata to avoid overloading the path. If FTRs were to carry scheduling priority, they would be a tiebreaker in such cases and those with FTRs would have a higher scheduling priority than those without FTRs. Only those without FTRs would have their schedules reduced and FTR holders would not be subject to such pro rata cuts (unless congestion remained after cutting all schedules of non-FTR holders.) If an FTR holder did not take advantage of his/her scheduling priority in the Day Ahead market, they would be released following the close of the preferred market.

            Issues surrounding this option include:

            - Is this a disincentive for those holding FTRs to submit adjustment bids?

            - This option carries greater ISO record keeping requirements because the ISO would need to know ultimate owners following secondary market transactions in order to correctly allocate scheduling priority.

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            -     This option may be better for government entities because the financial purchase of an FTR would include a physical element.

            - How would a PX participant that obtains an FTR exercise their scheduling priority?

            -     What are the implications for front-line schedulers?

            - Has the FERC taken a position against FTRs carrying scheduling priority?

      2. FTRS DO NOT CARRY ANY SCHEDULING PRIORITY AND ARE STRICTLY A FINANCIAL ELEMENT. In this case, FTR holders and non-FTR holders alike would be subject to schedule cuts in the event that the ISO received insufficient adjustment bids.

In either case, FTR holders would receive any usage charges collected by the ISO as a result of congestion management. And, in either case, any IOUs' UDC business units that bought FTRs would need to implement them through the PX.

There was no group consensus on which option the ISO should implement. A straw poll indicated approximately two thirds of the group in favor of the first option (FTRs carry scheduling priority) and approximately one third in favor of the second option (FTRs are strictly financial).

FTR REDUCTION AS INTERFACE CAPACITY IS REDUCED

There was a consensus that, in the event that a transmission interface rating is changed (increased or decreased) following the close of the day ahead market, all FTRs across that interface should be adjusted pro rata. Those who hold FTRs across an interface should assume the financial risk of any interface rating adjustments (bury your own dead); i.e., there would be no financial compensation from the transmission owner for reductions in FTRs capacities.

FTR DURATION

FTRs offered in the primary auction should carry a term of one year (January, 1999 through December, 1999). As these FTRs are traded on the secondary market, they could be subdivided into smaller increments (one month, week, day, hour, etc.). Some secondary market traders may even wish to trade FTRs with multi-year terms, thus assuming the risk that FTRs for subsequent years would actually be available.

DISTRIBUTION OF PROCEEDS FROM FTR SALES

The entity that would receive usage charge revenues would also receive proceeds from FTR auction. Payment could be in one lump-sum payment at the conclusion of auction or in monthly payments. Prior to the auction, the ISO would need to certify the financial security of FTR bidders. Revenues received from FTR auctions would need to be allocated among owners of multiple-path interfaces in the same proportion of their ownership of the interface facilities.

NUMBER OF FTRS

The Working Group considered two methods for determining the total amount of FTRs available for auction:
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      1.    The non-simultaneous path rating, where the path rating is defined as the capacity available some percentage of the time (75% to 90%) during the year less existing transmission contracts. This is a more generous approach that would make available a larger amount of FTRs with a lower likelihood that they would be available.

      2. The Operating Limit less Existing Transmission Contracts. This is a more conservative figure, but FTRs released by this definition would have a greater likelihood of delivery.

The group did not reach consensus on this issue. In a straw poll, approximately two thirds of the group supported the first approach and one third supported the second approach.

UNRESOLVED ISSUES

      1. If an FTR is purely financial, does it pose tax or regulatory issues for government purchasers?

      2. What happens to a path that does not have a known rating because it has never been congested (e.g. California to Arizona)?

      3.    How many FTRs are actually available for each interface?